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                                                                     Exhibit 5.1
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION

                                  July 13, 2000
Aquasearch, Inc.
73-4460 Queen Ka'ahumanu Hwy.
Suite 110
Kailua-Kona, HI 96740

Re:      Registration Statement on Form SB-2

Ladies and Gentlemen:

         We have examined the registration statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of the continuous offering of 20,000,000 shares of your common stock (the "Shares") and the exercise of warrants to purchase your common stock (the "Warrants"). As your counsel, we have examined the proceedings proposed to be taken in connection with the sale and issuance of the above-referenced securities.

         In our opinion, the Shares, and the issuance of the shares of your common stock upon the exercise of the Warrants, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                     Very truly yours,


                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation

                                     /s/ Wilson Sonsini Goodrich & Rosati